10.32
   JUDSON
   Enterprises, LTD


   March 29, 1996


   Curtis L. Alliston
   National Diagnostics, Inc.
   737B West Brandon Blvd.
   Brandon, FL  33511

   Re:  Financial/Consulting/Investment Banking Services

   Dear Mr. Alliston:

   Judson Enterprises, Inc. ("Judson"), is seeking to confirm it's engagement by National Diagnostics, Inc. ("NATD") to act as the non-exclusive financial advisor to NATD in connection with the proposed re-capitalization/financing and efficient growth of NATD. Judson's services will include assistance and advice regarding:

   - The development of a Business Plan to facilitate the efficient financing and image of NATD, with emphasis on "Equity Management"
   -    The identification of potential sources of equity and debt capital.
   - The formulation of an Acquisition/Financing Program. We will assist NATD in identifying, negotiating and closing acquisitions.
   - Efficient creation and ongoing implementation of a "Corporate/Management" image of NATD. Our overall objective will be to strengthen U.S. equity markets to NATD, while focusing on NATD's creation of growing business markets, the creation of increasing cash flows and underlying asset values.

   Judson agrees that in the course of it's engagement, it will be responsible for ensuring that none of its activities will cause Judson or NATD to be in violation of any applicable provision of federal or state securities laws. Without limiting the generality of the foregoing, Judson will not (a) engage in any activity which could cause NATD to be in violation of the registration provisions of the Security Act of 1933 by improperly engaging in general solicitation or advertising or making unlawful offers to sell securities or (b) furnish any information to third parties other than written information approved in writing by NATD or (c) engage in any activities which violate requirements of the securities laws of any self-regulatory organizations.

   The following outlines our intention and commitment to NATD:

    Outline of Preliminary Plan to Create Visibility, Credibility and Capital Raising Ability of:

                        National Diagnostics, Inc. (NATD)

   1. Arrange, and have NATD management review, an in-depth Research Report on the Company so as to highlight the Management history/capability, Industry opportunity, and significant Equity Investments made in NATD. The detailed report will provide the background for understanding the "Efficient Growth Plan" of NATD, and create a basis for valuing current and anticipated performance of NATD. (This will require visits to the Company by Judson to complete necessary due diligence and appropriate follow-up.) We will agree than projections in our Report should be updated to establish and maintain a credible source of information of NATD.

   2. Explore with Management potential financing, acquisitions, management additions, technology requirements, dissolution of extraneous holdings, spin-off's (Public or Private), and simplifications where appropriate, so as to achieve minimum dilution and corporate efficiency. We would utilize relationships in place, along with specific financing contacts to create a broad enthusiastic awareness of NATD, along with an informed, growing and loyal stockholder group that would be beneficial to the effective completion of a Corporate Growth Plan including future private/secondary financings, for NATD.

   3. We will arrange for large mailings/faxing of NATD Research Reports to the majority of Judson's Corporate lists, with emphasis on markets, geographical or otherwise, that NATD is active in, interested in entering, and to all Brokers, historically or currently, active in NATD stock. The objective of Judson is:

        - To create a strong awareness of the attractiveness of NATD, including the potential for continued increases in revenues and profitability.
        -    Increase retail activity in the stock
        - Create a presence and awareness of Money Managers in the trading of NATD common stock.

   4. We will engage in a committed telephone/mailing campaign to acquaint investors, Money Managers, established Financing Sources, Brokers, Analysts, and targeted industry business owners, etc. with the opportunity that NATD represents.

   5. NATD Management will make TARGETED presentations to Key Individuals, Money Managers, Institutions (financial etc.), Potential Acquisitions and selected Registered Representatives Identified by Judson.

   6. Work with Management to expand NATD's Blue Sky situation, i.e. Moody's, S&P, Boston Stock Exchange, etc. with emphasis on increasing liquidity (NMS), and developing awareness in important states where the process of contacting common stock investors might assist in building NATD's business.

   7. Maintain close contact with management to assure ongoing CREDIBILITY and appropriate information flow to the public, including shareholder letters, annual report, expanded research coverage, etc. and assist in any and all block trades.

   8. As awareness of NATD increases, we would plan a series of meetings in key cities, including NATD operating locations (current or planned) with the Companies Management, utilizing Brokers already aware of NATD to introduce the company to the Business community in these key cities.

   9. WE would act, if appropriate, as NATD's Investment Banker to assist in the Acquisition/Financing of companies in existing, attractive or related markets.

   10. We will make Judson available to NATD as necessary in regards to business planning, financing, acquisition or technology opportunities.

   As compensation for Judson's services, NATD will; pay Judson a one-time fee of Four Thousand dollars ($4,000.00) for the initial financing plan/research report, two thousand dollars ($2,000.00) per month for six months beginning April 1, 1996, compensate Judson for expenses (approved by NATD for travel, conference calls, etc.) issue to Judson warrants to purchase a total of 80,000 shares of common stock of NATD as follows:
   40,000 shares @ 2.50 per share exercisable until (36) month anniversary of this letter and 40,000 shares @ $3.00 per share, exercisable until the fifth anniversary of this letter. Neither the warrants nor the shares will be registered under the Securities Act. Judson will enter into a registration rights agreement with NATD granting one-time demand and one-time "piggyback" registration right to Judson, at no expense to Judson, which will expire on the same date as the warrants, and which will contain other customary provisions.

   Kindly sign in the space below to confirm that this letter correctly sets forth our agreement.

   Very truly yours,                            Accepted by,


   Mark A. Marsella, Exec. Vice President       Curtis L. Alliston, President
   Judson Enterprises, LTD

   cc:  John McGill, President
        Donald J. Porter, Senior Consultant